Exhibit 99.1

News Release	JBT Corporation
200 E. Randolph Drive
Chicago, IL 60601

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports Third Quarter 2009 Results

Highlights:

o	Inbound orders of $202 million and backlog of $272 million both increased sequentially from second quarter 2009
o	Revenue of $196 million down 23% from third quarter 2008
o	Gross profit margin of 27.5 percent increased from the prior-year quarter
o	Diluted earnings per share from continuing operations of $0.29
o	Net debt at $132.8 million unchanged from second quarter 2009
o	Outlook for full-year diluted earnings per share from continuing operations narrowed to $1.07 - $1.15

CHICAGO, November 3, 2009—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported third quarter 2009 results.

Third quarter inbound orders of $202.1 million and backlog of $272.0 million increased sequentially from the second quarter of 2009.  Total revenue of $196.4 million for the quarter declined 23 percent from the third quarter of 2008.  Third quarter gross profit margin of 27.5 percent included foreign exchange gains of $4.0 million primarily related to JBT FoodTech’s operations.  Segment operating profit was $15.9 million, down 35 percent from the year-ago period.  During the quarter, the company incurred $0.4 million of restructuring charges in response to continued challenges facing some of JBT AeroTech’s product lines.  Diluted earnings per share from continuing operations for the quarter were $0.29, flat compared to pro forma diluted earnings per share reported in third quarter of 2008 (calculated on a pro forma basis to include comparable debt and interest expense) and were down 6 percent from the GAAP diluted earnings per share of $0.31 for the same period.  Debt, net of cash, was $132.8 million unchanged from second quarter of 2009.

“We are pleased with our third quarter results,” said Charlie Cannon, Chairman and Chief Executive Officer.  “As expected, the quarter reflected the normal seasonal pattern of JBT FoodTech and continued weak demand in the ground support equipment product line of the JBT AeroTech segment.  We are seeing increased activity in many of our markets, but projects are smaller and take longer to finalize than what we experienced in pre-recession periods.  As a result of our year-to-date performance and increased market activity, we are raising the lower end of our 2009 earnings per share guidance range.”

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JBT FoodTech
JBT FoodTech’s third quarter revenue of $114.0 million declined 20 percent versus the same period last year.  In constant currencies, revenue was down 16 percent due to continued weakness in Western Europe and Latin America, reflecting lower order activity since the onset of the financial crisis in the latter part of 2008.  JBT FoodTech’s operating profit was $10.4 million.  Operating margin was 9.1 percent, largely unchanged from the same period last year.  Inbound orders totaled $129.8 million for the quarter, a decline of 6 percent from the same period a year ago and essentially flat in constant currencies.  Inbound orders were 14 percent higher sequentially versus the second quarter of 2009, reflecting a slight improvement in Europe and the Middle East and continued strength in Asia Pacific.  Backlog of $141.2 million was down 6 percent from the prior-year quarter and up 13 percent sequentially from the second quarter 2009.

JBT AeroTech
JBT AeroTech’s third quarter revenue of $78.6 million decreased 32 percent from the same period in 2008, reflecting the continued severe downturn in the airline and airfreight industries which has had the most significant impact in demand for JBT AeroTech’s ground support equipment product line.  JBT AeroTech’s operating profit of $5.5 million for the quarter declined 52 percent compared to the year-ago period primarily due to the impact of lower revenue.  Lower expenses from cost reduction initiatives and improved margin from favorable product mix partially offset the profit decline.  Excluding restructuring charges of $0.4 million incurred in the quarter, operating margin of 7.5 percent declined 250 basis points from the third quarter of 2008.  Inbound orders totaled $72.6 million, down 26 percent from the same period last year.  However, inbound orders increased 6 percent sequentially from the second quarter 2009, reflecting a slight pickup in order activity for the ground support equipment product line.  Backlog of $136.6 million was down 20 percent from the prior-year quarter and down 4 percent sequentially.

Corporate Items
Corporate expense in the quarter was $4.0 million, down $0.2 million from the third quarter of 2008.

Other income, net of $2.8 million was $8.6 million favorable versus the prior-year quarter due primarily to favorable foreign exchange impacts.  The company hedges its foreign exchange transactions and has elected not to apply hedge accounting for a majority of its foreign currency exposures.  As a result, mark-to-market gains or losses from currency fluctuations are recognized in earnings each period.  During the current quarter, the company recorded $4.0 million in mark-to-market gains primarily related to JBT FoodTech operations due to the recent weakening of the U.S. dollar.  In the third quarter of 2008, the company incurred foreign exchange losses of $3.1 million associated with the spin-off from FMC Technologies and a $1.4 million mark-to-market loss again primarily related to JBT FoodTech due to the significant strengthening of the U.S. dollar in the third quarter of 2008.

Cash generated from operating activities in the quarter was $5.3 million after the company funded a $12.0 million contribution to its U.S. pension plans.  In September, the company announced it was freezing its U.S. defined benefit plan for non-union employees as of December 31, 2009.  The company ended the quarter with debt, net of cash, of $132.8 million, unchanged from the second quarter of 2009.  Net interest expense was $2.1 million in the third quarter of 2009.

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The year-to-date effective tax rate from continuing operations was 33.9 percent, reflecting a slight decline from the rate reported at the end of the second quarter of 2009.

Year-to-date capital expenditures totaled $14.5 million and depreciation and amortization totaled $16.5 million.

2009 Outlook
The company is updating its full-year 2009 earnings guidance from $0.95 - $1.15 to $1.07 - $1.15 per share reflecting favorable year-to-date performance and modest improvement in JBT FoodTech’s European markets.

Third Quarter Earnings Conference Call
The company will hold a conference call at 9:00 AM EST Wednesday, November 4, 2009, to discuss the third quarter 2009 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 31475346, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  A replay of the call will be available through November 11, 2009 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and referencing passcode 31475346.  A rebroadcast also will available on the company’s Investor Relations website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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JBT CORPORATION
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended September 30,
	2009	2008
		Historical	Pro Forma (1)

Revenue	$196.4	$256.6	$256.6

Costs and expenses:
Costs of sales	142.4	195.2	195.2
Selling, general and administrative expense	36.4	37.8	37.8
Research and development expense	3.9	5.0	5.0
Total costs and expenses	182.7	238.0	238.0

Other income (expense), net	1.0	(4.0)	(4.0)
Net interest expense	(2.1)	(1.5)	(2.4)
Income from continuing operations before income taxes	12.6	13.1	12.2
Provision for income taxes	4.2	4.3	4.0
Income from continuing operations	8.4	8.8	8.2
Loss from discontinued operations, net of taxes	(0.1)	-	-
Net income	$8.3	$8.8	$8.2

Basic earnings per share:
Income from continuing operations	$0.30	$0.32	$0.30
Income from discontinued operations	-	-	-
Basic earnings per share	$0.30	$0.32	$0.30

Diluted earnings per share:
Income from continuing operations	$0.29	$0.31	$0.29
Income from discontinued operations	-	-	-
Diluted earnings per share	$0.29	$0.31	$0.29

Weighted average shares outstanding
Basic	27.7	27.5	27.5
Diluted	28.7	28.1	28.1

(1)
In connection with the separation from FMC Technologies, JBT Corporation paid FMC Technologies $189.4 million, which was funded through issuance of unsecured debt. Pro forma results include an estimate of interest expense that JBT Corporation would have incurred had the spin-off occurred on January 1, 2008. Interest expense is based on $189.4 million of debt at the interest rate applicable on July 31, 2008, or 5.8%, for all periods prior to the separation date. Related income tax impact has been estimated using a rate of 37%.

JBT CORPORATION
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited and in millions)

	Nine Months Ended September 30,
	2009	2008
		Historical	Pro Forma (1)

Revenue	$595.6	$793.6	$793.6

Costs and expenses:
Costs of sales	435.7	602.6	602.6
Selling, general and administrative expense	109.2	118.0	118.0
Research and development expense	12.4	16.8	16.8
Total costs and expenses	557.3	737.4	737.4

Other income (expense), net	1.9	(3.0)	(3.0)
Net interest expense	(6.6)	(1.2)	(7.6)
Income from continuing operations before income taxes	33.6	52.0	45.6
Provision for income taxes	11.4	18.2	15.8
Income from continuing operations	22.2	33.8	29.8
(Loss) income from discontinued operations, net of taxes	(0.1)	0.3	0.3
Net income	$22.1	$34.1	$30.1

Basic earnings per share:
Income from continuing operations	$0.80	$1.23	$1.08
Income from discontinued operations	-	0.01	0.01
Basic earnings per share	$0.80	$1.24	$1.09

Diluted earnings per share:
Income from continuing operations	$0.78	$1.22	$1.08
Income from discontinued operations	-	0.01	0.01
Diluted earnings per share	$0.78	$1.23	$1.09

Weighted average shares outstanding
Basic	27.6	27.5	27.5
Diluted	28.5	27.7	27.7

(1)
In connection with the separation from FMC Technologies, JBT Corporation paid FMC Technologies $189.4 million, which was funded through issuance of unsecured debt. Pro forma results include an estimate of interest expense that JBT Corporation would have incurred had the spin-off occurred on January 1, 2008. Interest expense is based on $189.4 million of debt at the interest rate applicable on July 31, 2008, or 5.8%, for all periods prior to the separation date. Related income tax impact has been estimated using a rate of 37%.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue

JBT FoodTech	$114.0	$142.8	$354.4	$451.1
JBT AeroTech	78.6	115.2	235.9	343.9
Other revenue (1) and intercompany eliminations	3.8	(1.4)	5.3	(1.4)
Total revenue	$196.4	$256.6	$595.6	$793.6

Income before income taxes

Segment operating profit
JBT FoodTech	$10.4	$13.1	$34.7	$41.8
JBT AeroTech	5.5	11.5	17.0	31.2
Total segment operating profit	15.9	24.6	51.7	73.0

Corporate items
Corporate expense	(4.0)	(4.2)	(11.0)	(10.0)
Other income (expense), net (2)	2.8	(5.8)	(0.5)	(9.8)
Net interest (expense) income	(2.1)	(1.5)	(6.6)	(1.2)
Total corporate items	(3.3)	(11.5)	(18.1)	(21.0)

Income from continuing operations before income taxes	$12.6	$13.1	$33.6	$52.0

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.
(2) Other income (expense), net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Inbound Orders

JBT FoodTech	$129.8	$138.5	$342.8	$434.4
JBT AeroTech	72.6	98.5	229.9	284.1
Intercompany eliminations	(0.3)	(1.0)	(0.4)	(3.1)

Total inbound orders	$202.1	$236.0	$572.3	$715.4

	September 30,
	2009	2008
Order Backlog

JBT FoodTech	$141.2	$150.7
JBT AeroTech	136.6	170.9
Intercompany eliminations	(5.8)	(1.4)

Total order backlog	$272.0	$320.2

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents	$12.7	$43.6
Trade receivables, net	121.5	159.0
Inventories	143.4	123.0
Other current assets	38.5	31.4
Total current assets	316.1	357.0

Property, plant and equipment, net	126.7	119.7
Other assets	108.5	114.6
Total assets	$551.3	$591.3

Accounts payable, trade and other	$64.8	$67.2
Advance payments and progress billings	83.4	92.9
Other current liabilities	92.4	104.3
Total current liabilities	240.6	264.4

Long-term debt, less current portion	145.0	185.0
Accrued pension and other postretirement benefits,
less current portion	83.3	118.3
Other liabilities	36.8	32.4
Common stock, paid-in capital and retained earnings	86.8	61.6
Accumulated other comprehensive loss	(41.2)	(70.4)
Total liabilities and stockholders' equity	$551.3	$591.3

JBT CORPORATION
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30,
	2009	2008

Cash Flows From Operating Activities:
Income from continuing operations	$22.2	$33.8

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	16.5	19.5
Other	7.4	6.4

Changes in operating assets and liabilities:
Trade accounts receivable, net	40.1	12.4
Inventories	(12.0)	5.3
Accounts payable, trade and other	(4.9)	(22.9)
Advance payments and progress billings	(10.2)	7.9
Pension and other post retirement benefits, net	(12.1)	2.0
Other	(13.8)	5.7

Cash provided by continuing operating activities	33.2	70.1

Net cash required by discontinued operating activities	-	(0.1)

Cash Flows From Investing Activities:
Acquisitions	(6.7)	(4.5)
Capital expenditures	(14.5)	(16.6)
Proceeds on disposal of assets and other	1.2	2.4

Cash required by continuing investing activities	(20.0)	(18.7)

Cash provided by discontinued investing activities	-	0.7

Cash Flows From Financing Activities:
Net (payment) borrowing on credit facilities	(40.0)	139.6
Distributions to former parent, net	-	(169.2)
Dividends paid	(5.8)	-
Other	0.1	(0.7)

Cash required by financing activities	(45.7)	(30.3)

Effect of foreign exchange rate changes on cash and cash equivalents	1.6	(0.1)

(Decrease) increase in cash and cash equivalents	(30.9)	21.6

Cash and cash equivalents, beginning of period	43.6	9.5

Cash and cash equivalents, end of period	$12.7	$31.1